UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2010 (September 29, 2010)

GREIF, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On September 29, 2010, Greif, Inc. (the “Company”) and its indirect subsidiary Greif International Holding Supra C.V., a Netherlands limited partnership (“Greif Supra”), entered into a Joint Venture Agreement with Dabbagh Group Holding Company Limited, a Saudi Arabia corporation (“Dabbagh”), and National Scientific Company Limited, a Saudi Arabia limited liability company and a subsidiary of Dabbagh (“NSC”). Since 2007, the Company (through its indirect subsidiary Greif International Holding B.V.) and Dabbagh (through its affiliate Petromin Corporation), have been participating in a joint venture known as Greif Saudi Arabia Ltd., a Saudi Arabia limited liability company.

Pursuant to the Joint Venture Agreement, Greif Supra and NSC are to engage in the polywoven industrial packaging business and build and operate a polywoven fabric manufacturing facility in Saudi Arabia and possibly other countries. Greif Supra and NSC have equal economic interests in the joint venture in all respects, notwithstanding the actual ownership interests in the various legal entities. Greif Supra will provide the management for the operation of the business of the joint venture. The Joint Venture Agreement addresses, among other things, governance and management matters, voting thresholds for board decisions, meeting requirements, dividend policy and distributions, the budget process, and restrictions on transfer of ownership interests, together with customary provisions for exclusivity, termination, dissolution, confidentiality and compliance with laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: October 4, 2010	By	/s/ Donald S. Huml

Donald S. Huml, Executive Vice President and Chief Financial Officer